EXHIBIT 23.1

I. CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

OFG Bancorp:

We consent to the incorporation by reference in the registration statements on Forms S-8 (No. 333-191603, 333-170064, 333-147727, 333-102696, 333-57052, and 333-84473) of OFG Bancorp and subsidiaries (the Company) of our reports dated March 10, 2017, with respect to the consolidated statements of financial condition of the Company as of December 31, 2016 and 2015, and the related statements of operations, comprehensive income (loss), changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2016, and the effectiveness of internal control over financial reporting, as of December 31, 2016, which reports appear in the December 31, 2016 annual report on Form 10-K of the Company.

/s/ KPMG LLP

San Juan, Puerto Rico

March 10, 2017